Canterbury Consulting Group, Inc.                           352 Stokes Road
                                                                  Suite 200
                                                 Medford, New Jersey  08055
                                        (609) 953-0044 * FAX (609) 953-0062


FOR IMMEDIATE RELEASE

CANTERBURY SELLS SOFTWARE TRACKING/RADIO FREQUENCY SUB


Medford, NJ - April  26, 2004

Canterbury Consulting Group, Inc. (NASDAQ:CITI) announced today that it has sold 100% of the stock of its ATM/Canterbury Corp subsidiary to ATM's previous owner for 25,000 shares of Canterbury common stock. Canterbury will book any charges or expenses relating to this transaction in Canterbury's second fiscal quarter ending May 31, 2004.

Kevin J. McAndrew, Canterbury's President, was quoted as saying, "We are disappointed to have exited from this promising technology. We have spent the last seven years attempting to compete in this sector with little success. At this point, we must reluctantly admit that Canterbury has neither the capital resources nor the marketing expertise necessary to be a profitable participant in this business segment."

About Canterbury Consulting Group, Inc.
Canterbury Consulting Group, Inc. provides information technology and management consulting services and training to both corporate and government clients. Canterbury's mandate is to become an integral part of its clients' management and technical infrastructure, designing and applying the best products and services to help them achieve a competitive advantage.

For more information, visit www.canterburyconsultinggroup.com.

This press release contains forward-looking statements. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to general financial, economic, regulatory and political conditions or additional factors unknown to the Company at this time, as well as more specific risks and uncertainties such as those set forth in documents filed by the Company with the SEC (including its Annual Report on Form 10-K for the year ended November 30, 2003 and its most recent reports on Form 8-K and Form 10-Q, copies of which are available upon request or over the Internet at www.sec.gov). Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company has no intent, and disclaims any obligation, to update any such factors or forward-looking statements to reflect future events or developments.

Contact:
Darcy Teibel
Canterbury Consulting Group, Inc.
609-953-0044